Exhibit 5.4

PRIVATE AND CONFIDENTIAL

Weil, Gotshal & Manges (London) LLP

110 Fetter Lane

London EC4A 1AY

+44 20 7903 1000 tel

+44 20 7903 0990 fax

To:	Willis Towers Watson Public Limited Company (the “Company”)

51 Lime Street

London

EC3M 7DQ

England

10 September 2019

Dear Ladies and Gentlemen

Willis North America Inc. (the “Issuer”) $450,000,000 aggregate principal amount of its 2.950% Senior Notes due 2029 (the “2029 Securities”) and $550,000,000 aggregate principal amount of its 3.875% Senior Notes due 2049 (the “2049 Securities” and, together with the 2029 Securities, the “Securities”)

1	INTRODUCTION

1.1

We have acted as legal advisers to Trinity Acquisition plc, Willis Investment UK Holdings Limited, TA I Limited, Willis Group Limited and Willis Towers Watson UK Holdings Limited (the “English Companies”) on matters of English law in connection with:

(a)

an underwriting agreement governed by New York law between the Trinity Issuer, Willis Towers Watson Public Limited Company as a guarantor (the “Parent”), the English Companies and the other guarantors named therein and the several underwriters named in Schedule 1 thereto dated 3 September 2019;

(b)

the indenture, dated as of 16 May 2017, among the Willis North America Inc., the English Companies and the other guarantors party thereto and Wells Fargo, National Association, as trustee, as supplemented by, inter alia, a second supplemental indenture, dated as of 11 August 2017, a third supplemental indenture, dated as of 10 September 2018 (such indenture and supplemental indentures together being the “Existing Indenture”) and a fourth supplemental indenture, dated as of 10 September 2019 (the “Fourth Supplemental Indenture” and, together with the Existing Indenture, the “Indenture”), governed by New York law, in respect of the Securities between Willis North America Inc., the Parent, the English Companies, the other guarantors named therein and Wells Fargo Bank, National Association as trustee, including guarantees by the English Companies (the “English Guarantees”) and the other guarantors named therein of the obligations of the Trinity Issuer under the Securities.

(c)	a prospectus, dated as of 11 March 2019 which forms a part of the Registration Statement (as defined in paragraph 6.3 below) (the “Base Prospectus”); and

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(d)	the prospectus supplement, dated 3 September 2019 (the “Prospectus Supplement”). We refer to the Base Prospectus as supplemented by the Prospectus Supplement as the “Prospectus”.

1.2	We have agreed to provide this letter to you on the conditions set out herein.

1.3

Nothing in this letter shall imply that we owe any duty of care to anyone other than the English Companies. By the provision of this letter to you we expressly do not adopt, and you may not assert that we owe you any duty of care to advise you as to the content, negotiation of or commercial and financial implications of the Indenture, the Documents (as defined in paragraph 2 below) or any other documents referred to in the Indenture.

2	DOCUMENTS EXAMINED

In order to give this opinion we have only examined the Indenture (including the English Guarantees), and the documents and certificates listed in the schedule to this letter (together the “Documents”). We have relied upon the statements as to factual matters contained in each of the Documents. We express no opinion as to any agreement, instrument or other document other than as specified in this letter. In addition, we have not been instructed to make any enquiries concerning any of the parties to the Indenture (other than in respect of the English Companies) for the purposes of this opinion nor have we done so.

3	SCOPE OF OPINION

3.1

This opinion is given only with respect to English law in force at the date of this opinion as applied by English courts. We have not been instructed to make, and have not instigated, investigation of and give no opinion as to the laws of any other jurisdiction or the application of English or any other law by any other courts or on the enforceability of judgments of any other courts.

3.2	We give no opinion as to matters of fact.

3.3	We express no opinion as to the effect that any future event or future act of the parties to the Indenture or any third parties may have on the matters referred to in this letter.

3.4	You expressly agree that we have no responsibility to notify you of any change to this opinion after the date of this letter.

3.5

This opinion is given on the basis that it is governed by and shall be construed in accordance with English law and all matters (including without limitation, any contractual or non-contractual obligation) arising from or connected with it are governed by, and will be construed in accordance with English law.

4	ASSUMPTIONS

4.1	In considering the Documents and in giving this opinion, we have with your consent and without further investigation or enquiry assumed:

(a)	the genuineness of all signatures, stamps and seals on all documents;

(b)	that all signatures, stamps and seals were applied to a complete and final version of the document on which they appear;

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(c)

the authenticity, accuracy and completeness of those of the Documents submitted to us as originals, the conformity to the original documents of those of the Documents submitted to us as certified, conformed, facsimile or electronic copies or photocopies and the authenticity, accuracy and completeness of those original documents;

(d)	no amendments (whether oral, in writing or by conduct of the parties) have been made to any of the Documents;

(e)

that, where a Document has been examined by us in draft or specimen form, it will be, or has been, duly executed in the form of that draft or specimen (without amendment) and those transactions contemplated by the Documents which are not yet completed will be carried out strictly in the manner described;

(f)

that the Documents contain all relevant factual information which is material for the purposes of our opinion and there is no other arrangement (whether legally binding or not) between all or any of the parties or any other matter which renders such information inaccurate, incomplete or misleading or which affects the conclusions stated in this opinion letter;

(g)	that any Documents which are English law deeds were validly executed in accordance with the execution formalities required in respect of deeds under English law;

(h)	that the memorandums and articles of association examined by us are the current memorandum and articles of association of each of the English Companies;

(i)

that the unanimous written consents of the board of directors of each of the English Companies authorising the filing of the Prospectus Supplement and execution of the Fourth Supplemental Indenture, each dated 18 April 2019 (the “Board Consents”) contain resolutions which were duly passed by all duly appointed directors of the English Companies, and those resolutions have not been, and will not be, amended, rescinded or superseded;

(j)	that the Fourth Supplemental Indenture has been signed on behalf of each of the English Companies by the persons authorised to do so pursuant to the relevant Board Consents;

(k)

that the information revealed by our on-line search in respect of the English Companies on the Companies House Direct Service made on 10 September 2019 (the “Company Searches”) was accurate, up-to-date and complete as at the relevant date in all respects and that nothing has occurred since such searches to make that information inaccurate in any respect;

(l)

that the information revealed by a search in respect of the English Companies at the Central Register of Winding-Up Petitions through the LegalinX Insolvency Plus service in relation to the English Companies made on 10 September 2019 (the “Winding-Up Enquiry”) was accurate, up-to-date and complete as at the relevant date in all respects and that nothing has occurred since our enquiry to make any such information inaccurate in any respect;

(m)	the legal capacity of all natural persons;

(n)

that each party to the Indenture, other than the English Companies, is duly organised, validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation;

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(o)

the legal and corporate capacity, power and authority of each of the parties to the Indenture, other than the English Companies, to execute, deliver and perform their respective obligations and exercise their rights under the Indenture;

(p)

that the directors of the English Companies in authorising execution of the Indenture have exercised their powers in accordance with their duties under all applicable laws and in furtherance of the relevant company’s constitution, as defined in section 17 of the Companies Act 2006;

(q)	to the extent that the laws of New York or any other jurisdiction are relevant, there are no provisions of such law which would affect this opinion; and

(r)

each of the parties to the Indenture has complied with and will comply with all applicable provisions of the Financial Services and Markets Act 2000 and any applicable secondary legislation made under it.

5	OPINION

5.1

Based on the above assumptions and subject to the qualifications set out below in paragraph 6, and any matters or documents not disclosed to us, and having regard to such considerations of English law in force as at the date of this letter as we consider relevant, we are of the opinion that:

(a)	each of the English Companies is a company duly incorporated under the laws of England and Wales;

(b)

the Company Searches revealed no order or resolution for the winding-up of the English Companies and no notice of appointment in respect of any of the English Companies of a liquidator, receiver, administrative receiver, administrator or supervisor of a voluntary arrangement at the date and time of the Company Searches;

(c)	the responses to the Winding-Up Enquiry indicated that no petition for the winding-up of any of the English Companies had been presented at the date and time of the Winding-Up Enquiry;

(d)

the execution of the Indenture (including the English Guarantees) has been duly authorised by all necessary corporate action on the part of each of the English Companies and the Indenture has been duly executed by each of the English Companies; and

(e)

the issuance of the English Guarantees has been duly authorised by all necessary corporate action on the part of the English Companies, and each of the English Companies has all the requisite power and authority to execute, deliver and perform its obligations under the English Guarantees.

6	QUALIFICATIONS

6.1	The opinions expressed in paragraph 5 above are subject to the following qualification:

(a)

the Company Searches and Winding-up Enquiry are not conclusively capable of revealing whether or not a winding up petition in respect of a compulsory winding up has been presented or made or a receiver, administrative receiver, administrator or liquidator appointed.

6.2

We have not been responsible for investigating or verifying the accuracy of any facts including statements of foreign law, or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this letter, or that no material facts have been omitted from any such document.

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6.3	We express no opinion as to the taxation consequences of the transactions contemplated by the Indenture or the Securities.

The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. Those opinions may not be used or relied upon by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent. Notwithstanding the foregoing, we hereby consent to the incorporation by reference of this letter as an exhibit to the shelf registration statement filed with the U.S. Securities and Exchange Commission (the “Commission”) dated 11 March 2019 (the “Registration Statement”), and to any and all references to our firm in the Prospectus. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Yours faithfully

/s/ Weil, Gotshal & Manges (London) LLP

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SCHEDULE

1	A copy of the certificate of incorporation and, where relevant, certificate of incorporation on change of name and certificate of re-registration, of each of the English Companies.

2	A copy of the memorandum and articles of association of each of the English Companies.

3	A copy of each of the Board Consents.

4	A copy of any power of attorney authorising the execution of the Indenture.

5	The Indenture (including the English Guarantees).

6	The Prospectus.